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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The weighted average number of common and common share equivalents on a primary basis are as follows:


                                                  FOR THE          FOR THE            FOR THE          FOR THE
                                                THREE MONTHS     THREE MONTHS        SIX MONTHS      SIX MONTHS
                                                    ENDED            ENDED             ENDED            ENDED
                                                   JULY 4,         JUNE 28,           JULY 4,         JUNE 28,
                                                    1998             1997              1998             1997
                                                ------------     ------------      ------------     ------------
Weighted average common shares outstanding       10,742,772       10,403,923        10,742,772       10,391,545

Shares issued from assumed exercise of
  incentive stock options(1)(2)                          --               --                --               --

Shares issued from assumed exercise of
  nonqualified stock options(1)(2)                       --               --                --               --
                                                 ----------      -----------       -----------      -----------
Weighted average number of common and common
  equivalent shares outstanding as adjusted      10,742,772       10,403,923        10,742,772       10,391,545
                                                 ==========      ===========       ===========      ===========


Loss from continuing operations                  $ (568,000)     $(6,635,000)      $(1,503,000)     $(5,085,000)

Income from discontinued operations                      --          152,000                --          126,000
                                                 ----------      -----------       -----------      -----------
Net Loss                                           (568,000)      (6,483,000)       (1,503,000)      (4,959,000)

Dividends on Preferred Stock                             --           40,000                --           81,000
                                                 ----------      -----------       -----------      -----------
Net Loss available to common
  stockholders                                   $ (568,000)     $(6,523,000)      $(1,503,000)     $(5,040,000)
                                                 ==========      ===========       ===========      ===========
Earnings (Loss) per common share-basic:

  Loss from continuing operations                $     (.05)     $      (.64)      $      (.14)     $      (.50)

  Discontinued operations                                --              .01                --              .01
                                                 ----------      -----------       -----------      -----------
Net Loss per common share-basic                  $     (.05)     $      (.63)      $      (.14)     $      (.49)
                                                 ==========      ===========       ===========      ===========

(1) Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

(2) For the three months and six months ended July 4, 1998 and June 28, 1997, common shares from assumed exercise of stock options are not presented as they are antidilutive in periods for which a loss is reported.

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